EXHIBIT 99.7
February 12, 2007
Dear Valued Customer:
Yesterday, we announced that we have agreed to be acquired by Hindalco Industries Ltd. for approximately $6 US billion. As you may know Hindalco is India’s largest non-ferrous metals company with both aluminum primary and rolling assets. Hindalco is the flagship company of the Aditya Birla Group, one of the top three and most well respected global business groups in India with market capitalization of over $20 billion.
As you know, as a publicly traded company, we are legally restricted in what we can say about the transaction at this time, however, the transaction does require shareholders’ approval and various regulatory reviews. It is not contingent on financing. We expect the transaction will be completed in the second quarter of 2007.
We are excited about the new opportunities this change provides us and look forward to stronger, even more global operations.
I wanted to make sure you were aware of the announcement and to assure you that during this transaction period, we will remain focused as always on providing you with excellent service and consistently, high quality products.
You are critical to our success. We look forward to providing you with outstanding quality and service. Please contact me if you have any questions.
Sincerely,
[Name of Manager]
[Title]